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Myers Industries, Inc.

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Myers Industries Announces Change to Virtual-Only Meeting Format for

2020 Annual Meeting of Shareholders

April 15, 2020, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE), a manufacturer of polymer products and distributor for the tire, wheel and under-vehicle service industry, today announced that, due to public health issues pertaining to COVID-19 and related local, state and federal government regulations and restrictions on in-person gatherings, the Company’s 2020 Annual Meeting of Shareholders will be hosted only via the internet in a virtual meeting format. Shareholders will not be able to attend the Annual Meeting in person.

The Annual Meeting will be held on April 29, 2020, at 9:00 a.m. Eastern Time. Further information regarding accessing the virtual Annual Meeting can be found in the proxy statement and accompanying materials filed by the Company with the Securities and Exchange Commission (SEC) on March 23, 2020, and posted on the Investor Relations section of the Company’s website at www.myersindustries.com.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment, and supplies for the tire, wheel, and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212